EXHIBIT 99.1

Jones Soda Appoints Vanessa Walker to its Board of Directors

- Senior Executive Joins with Nearly 25 Years of Experience in Developing Consumer & Beverage Brands -

SEATTLE, Nov. 27, 2018 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda category and known for its unique branding and innovative marketing, has appointed Vanessa Walker to its board of directors, effective November 21st. The addition expands the board to seven members, of which six members are independent under applicable standards.

Walker was most recently the executive vice president of marketing and innovations at Celsius Holdings (Nasdaq: CELH), a maker of clinically proven performance drinks. She was instrumental in developing winning strategies to drive brand growth, including serving as the transitional leader to redefine the brand’s identity, repositioning the supplemental facts panel brand, CELSIUS, for sale on the beverage aisle, and further defining its position as a proven functional, healthy energy beverage. Walker also helped relaunch the brand in January 2017 with a new brandmark, package design and seven new flavors.

“Vanessa is a highly-seasoned executive who brings a wealth of experience in driving dynamic brand growth in various categories within the beverage industry,” said Jennifer Cue, the Company’s president and CEO. “She will be a valuable asset to Jones Soda and Lemoncocco as we leverage our strong brand identities in the craft beverage market to a broader target audience.”

From 2008 to 2016, Walker served as senior vice president of sales and marketing at La Croix Sparkling Water, a division of National Beverage Corp. (Nasdaq: FIZZ). During her time with La Croix, she helped grow the brand’s sales from $34 million to over $200 million. Before La Croix, she served in various marketing and managerial roles at other beverage brands and retailers.

Walker commented: “Jones has positioned its product portfolio for broad demographic appeal through initiatives like Jones fountain and Lemoncocco. I plan to utilize my beverage industry expertise to help Jones shape an expansion plan for its robust target market.”

Walker received her MBA in International Business from Mercer University, and a BA in Arts, English and Business from Florida State University.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Investor Relations Contact:
Cody Slach
Liolios
1-949-574-3860
JSDA@liolios.com